Exhibit 99.1

RCI 2Q20 Club & Restaurant Sales and COVID-19 Update

HOUSTON—April 9, 2020—RCI Hospitality Holdings, Inc. (Nasdaq: RICK) today announced sales for its Nightclubs and Bombshells restaurants for the Fiscal 2020 second quarter ended March 31, 2020. The company also provided an update regarding its response to the coronavirus situation.

Eric Langan, President & CEO, said, “Total and same-store sales were up 11.8% and 5.3%, respectively, through the first 10 weeks of 2Q20 until mid-March, when concern about COVID-19 caused declines at our club and restaurant subsidiaries. Following state and local mandates regarding bars and restaurants, our subsidiaries closed all locations in the third week of March to protect guests, staff, entertainers, and our communities. As a result, we are no longer operating at our earlier FY20 $30 million free cash flow run rate and will provide an update later this year. However, due to strong sales during the first 10 weeks of 2Q20 and our subsidiaries’ ability to begin reducing costs, we believe we ended March with sufficient working capital on hand to fund operations into July without additional borrowings.”

COVID-19 Update

Starting mid-March, RCI and its subsidiaries have focused on implementing significant cost-savings and other measures such as: (i) furloughing more than 1,900 employees; (ii) reducing pay of the approximately 100 remaining employees to 75% of previous levels with plans to drop to 50% should closings last through the end of May; (iii) obtaining three-month payment deferrals from both of our major lenders and deferral agreements with others and some of our landlords in the small number of locations where subsidiaries pay rent; (iv) reducing or eliminating nearly all areas of discretionary spending; and (v) filing for business interruption insurance claims.

“We plan to be ready to reopen all locations as soon as possible when allowed to do so,” Mr. Langan said. “We want to thank our vendors, partners, bankers, and professional relationships for their understanding and working with us during these unprecedented times.”

Sales Data*

($ in millions)	2Q20 (13 weeks)	2Q19 (13 Weeks)	Change	2Q20 1st 10 Weeks	2Q19 1st 10 Weeks	Change
Total club and restaurant sales	$39.8	$44.1	-9.8%	$36.7	$32.9	11.8%
Consolidated same-store sales	$36.1	$42.3	-14.7%	$33.4	$31.7	5.3%
Nightclubs total sales 38 vs. 39 units	$31.0	$36.6	-15.3%	$28.8	$27.4	5.0%
Nightclubs same-store sales	$31.0	$36.4	-14.8%	$28.8	$27.2	5.6%
Bombshells total sales 10 vs. 7 units	$8.8	$7.5	17.0%	$8.0	$5.5	45.4%
Bombshells same-store sales	$5.1	$5.9	-13.8%	$4.6	$4.5	3.6%

* Current and historical Nightclubs and Bombshells sales data do not include non-core operations

Nightclubs

Nightclubs total sales for the quarter declined 15.3% compared to a year ago because of COVID-19 related closures the second half of March 2020. Same-store sales decreased 14.8%. Same-store sales included two clubs in Chicago and Pittsburgh (acquired November 2018) for the first time. Nightclubs total sales for the first 10 weeks of the quarter increased 5.0% compared to the comparable year-ago period. Adjusted 10-week same-store sales increased 5.6%. Sales during the first 10 weeks of 2Q20 benefitted from a strong sports lineup in January and February, including the professional football championship in South Florida and professional basketball mid-season event in Chicago, as well as improved weather in January compared to the polar vortex a year ago.

Bombshells

Bombshells total sales for the quarter increased 17.0% compared to a year ago and same-store sales decreased 13.8%. Sales reflected the success of new units, continued same-store rebound for most of the quarter, and then the COVID-19 related closures. Same-store sales included a Bombshells in the Houston suburb Pearland (opened April 2018) for the first time. The four new Bombshells, all in the Houston area, were I-10 (opened December 2018), Tomball (March 2019), Katy (October 2019), and US 59 (January 30, 2020). Bombshells total sales for the first 10 weeks of the quarter increased 45.4% compared to the corresponding year-ago period. Adjusted 10-week same-store sales increased 3.6%.

Next update

We anticipate filing our 10-Q and reporting results for 2Q20 in mid-May.

Notes

●	Current and historical Nightclubs and Bombshells sales data in quarterly sales news releases do not include revenues from non-core operations.
●	Sales numbers are preliminary and subject to final closing.
●	Unit counts are at period end.
●	All references to the “company,” “we,” “our,” and similar terms include RCI Hospitality Holdings, Inc. and its subsidiaries, unless the context indicates otherwise.
●	Planned opening dates are subject to change due to weather, which could affect construction schedules, and scheduling of final municipal inspections.

Forward-Looking Statements

This press release may contain forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this press release, including, but not limited to, the risks and uncertainties associated with (i) operating and managing an adult business, (ii) the business climates in cities where it operates, (iii) the success or lack thereof in launching and building the company’s businesses, (iv) cyber security, (v) conditions relevant to real estate transactions, (vi) our ability to maintain compliance with the filing requirements of the SEC and the Nasdaq Stock Market, (vii) the impact of the coronavirus pandemic, and (viii) numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. The company has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances.

Media & Investor Contacts

Gary Fishman and Steven Anreder at 212-532-3232 or gary.fishman@anreder.com and steven.anreder@anreder.com